Response to Item 77D

Eaton Vance Tax-Managed Buy-Write
Income Fund (ETB)
Material changes to the investment policies of the Fund are described in the "Notes to Financial Statements" in the annual report to shareholders dated December 31, 2012 and are incorporated herein by reference.